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                                                                      Exhibit 23



                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
York International Corporation:


We consent to incorporation by reference in the Registration Statement (No. 33-73079) on Form S-8 of York International Corporation of our report dated June 9, 2000, relating to the statement of net assets available for benefits of the York International Corporation Investment Plan for Puerto Rico as of December 31, 1999, the related statement of changes in net assets available for benefits for the year then ended, and the related schedule as of December 31, 1999, which report appears elsewhere in this Form 11-K.

                              /s/KPMG LLP

Harrisburg, Pennsylvania
June 22, 2000